Exhibit 16.2

September 28, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of Emerald Medical Application Corp.’s Form 8-K, dated September 28, 2016, and have the following comments:

1. We agree with the statements related to our firm, and# we have no reason to agree or disagree with the statements related to the other firm.

Yours truly,

/s/ M&K CPAS, PLLC